Exhibit 10.1

111 Speen Street, Suite 550, Framingham, MA 01701

March 25, 2012

H. Scott Kirkpatrick, Jr.

13 Donizetti Street

Wellesley, MA 02482

Re:         Transaction Bonus Agreement

Dear Scott:

As you know, The Princeton Review, Inc. (the “Company”) is presently considering a strategic transaction concerning the sale of the Company’s Test Preparation Services Division (the “Division”). In recognition of and to reinforce and encourage your continued attention and dedication to your duties to the Company and the Division, and to encourage your efforts towards the consummation of the anticipated sale transaction, the Company hereby agrees, subject to the final approval of the Compensation Committee of its Board of Directors, to grant you the following transaction payments and benefits, subject to the terms and conditions set forth in this letter agreement (this “Agreement”).

1. Transaction Bonus. Within 10 days following the effective date of a “Transaction” (as defined below), the Company shall pay you a lump-sum amount in cash (the “Transaction Bonus”) in the amount to be determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) at the time of such Transaction. The amount of the Transaction Bonus shall be as follows:

a.	If the purchase price of the Division is less than $60.0 million, then the Transaction Bonus shall be $125,000; or

b.	If the purchase price of the Division is equal to or greater than $60.0 million, then the Transaction Bonus shall be $375,000 plus an amount equal to 2% of the purchase price in excess of $60.0 million.

For purposes of clarity, you shall have no right to the Transaction Bonus unless and until a Transaction occurs while this Agreement is in effect.

For purposes of this Agreement, the term “Transaction” shall mean the sale of all or substantially all of the assets of the Division to any person or entity that is not related to the Company. You understand and acknowledge that a “Transaction” will not constitute a “Change in Control” of the Company as such term is defined in your Executive Employment Agreement, dated November 30, 2009, by and between you and the Company (the “Employment Agreement”).

2. Accelerated Vesting of Restricted Stock Units. Upon and subject to the consummation of a Transaction, all unvested restricted stock units granted to you pursuant to that certain Restricted Stock Unit Agreement, dated November 30, 2009 (the “Restricted Stock Agreement”), shall become fully vested and the restrictions and limitations applicable thereto shall lapse, and shall be paid to pursuant to the terms and conditions of the Restricted Stock Agreement.

3. Employment Status. The payments and benefits described in Sections 1, 2 and 3, above shall be conditioned upon your continued employment with the Company through the effective date of any Transaction. This Agreement shall not be construed as providing the right to continued service relationship with the Company, or any of its subsidiaries or affiliates. The parties acknowledge and agree that, unless otherwise determined at the time of a Transaction, it is anticipated that your employment with the Company shall terminate and you shall incur a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and determined in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h)) from the Company upon the effective date of a Transaction. Further, to avoid any doubt under the Employment Agreement, upon the consummation of a Transaction, and regardless of whether you continue your employment with the party to the Transaction that has purchased the Division, you shall be deemed by the Company to be terminated by the Company without Cause (as the term “Cause” is defined in the Employment Agreement), thus entitling you to all of the compensation and benefits enumerated therein upon such event. In connection with such termination of employment, your other rights and continuing obligations to the Company shall be determined in accordance with the provisions of your Employment Agreement.

4. Section 409A of the Code. The provisions regarding all payments to be made hereunder shall be interpreted in such a manner that all such payments either comply with Section 409A of the Code or are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

5. Miscellaneous.

(a) This Agreement shall terminate upon the termination of your employment prior to consummation of a Transaction.

(b) All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

(c) This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflict of laws of such state.

(d) This Agreement may be executed in counterpart and may be amended only by a written instrument executed by you and the Company.

Please acknowledge your agreement with the foregoing by executing this Agreement where indicated below and returning it to the Company.

Sincerely,

THE PRINCETON REVIEW, INC.

By:	/s/ David Lowenstein
David Lowenstein Board Chairman

CONFIRMED AND AGREED:

/s/ H. Scott Kirkpatrick, Jr.
H. Scott Kirkpatrick, Jr.

March 26, 2012